THOMPSON	ATLANTA		CINCINNATI		COLUMBUS		NEW YORK
HINE		BRUSSELS		CLEVELAND		DAYTON		WASHINGTON, D.C.

July 23, 2010

The Coventry Group 3435 Stelzer Road Columbus, OH 43129

          Re: The Coventry Group, File Nos. 333-44964 and 811-6526

Ladies and Gentlemen:

                  A legal opinion that we prepared was filed with Post-Effective Amendment No. 133 to the Registration Statement for The Coventry Group (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 136 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

651567.1			651567.1

THOMPSON HINE LLP ATTORNEYS AT LAW	10 West Broad Street Suite 700 Columbus, Ohio 43215-3435	www.ThompsonHine.com Phone 614.469.3200 Fax 614.469.3361